UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 3, 2020 (September 2, 2020)

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

ROPER TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware

(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-12273	51-0263969
(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

6901 Professional Pkway. East, Suite 200 Sarasota, Florida	34240
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(941) 556-2601

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	ROP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On September 2, 2020, Roper Technologies, Inc. (the “Company” or “Roper”) entered into a new three-year unsecured credit facility (the “Credit Agreement”) among Roper, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as syndication agents, and MUFG Bank, Ltd., Mizuho Bank, Ltd., PNC Bank, National Association, Truist Bank and TD Bank, N.A., as co-documentation agents, which replaces its existing $2.50 billion unsecured credit facility, dated as of September 23, 2016, as amended. The new facility comprises a three-year $3.00 billion revolving credit facility, which includes availability of up to $150.0 million for letters of credit. Loans under the facility will be available in dollars, and letters of credit will be available in dollars and other currencies to be agreed. The Company may also, subject to compliance with specified conditions, request additional term loans or revolving credit commitments in an aggregate amount not to exceed $500.0 million.

The Company will have the right to add foreign subsidiaries as borrowers under the Credit Agreement, subject to the satisfaction of specified conditions. The Company will guarantee the payment and performance by the foreign subsidiary borrowers of their obligations under the Credit Agreement. The Company’s obligations under the Credit Agreement are not guaranteed by any of its subsidiaries. However, the Company has the right, subject to the satisfaction of certain conditions set forth in the Credit Agreement, to cause any of its wholly-owned domestic subsidiaries to become guarantors.

Borrowings under the term loan and revolving credit facilities (if any) will bear interest, at the Company’s option, at a rate based on either:

•

The highest of (1) the interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City, (2) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50% and (3) the Eurocurrency Rate (as defined in the Credit Agreement, and which in no case shall be less than zero) for a deposit in Dollars with a maturity of one month plus 1%, in each case plus a per annum spread depending on the Company’s senior unsecured long-term debt rating. Based on the Company’s current rating, the spread would be 0.125%; or

•

The Eurocurrency Rate (as defined in the Credit Agreement, and which in no case shall be less than zero) plus a per annum spread depending on the Company’s senior unsecured long-term debt rating. Based on the Company’s current rating, the spread would be 1.125%.

Outstanding letters of credit issued under the Credit Agreement will be charged a quarterly fee depending on the Company’s senior unsecured long-term debt rating. Based on the Company’s current rating, the quarterly fee would be payable at a rate of 1.125% per annum, plus a fronting fee of 0.125% per annum on the undrawn and unexpired amount of all letters of credit.

Additionally, the Company will pay a quarterly facility fee on the used and unused portions of the revolving credit facility depending on the Company’s senior unsecured long-term debt rating. Based on the Company’s current rating, the quarterly fee would accrue at a rate of 0.125% per annum.

Amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of customary events of default. The Credit Agreement requires the Company to maintain a Total Debt to Total Capital Ratio (as defined in the Credit Agreement) of 0.65 to 1.00 or less. Borrowings under the Credit Agreement are prepayable at Roper’s option at any time in whole or in part without premium or penalty.

Roper and its affiliates maintain various commercial and service relationships with certain of the lenders under the Credit Agreement and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the lenders and the other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Roper and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement. Two of Roper’s directors, Ms. Brinkley and Mr. Prezzano, respectively serve as directors of TD Bank Group and TD Ameritrade Holding Corporation, which are affiliated with lenders under the Credit Agreement.

In connection with the funding of the acquisition of Vertafore as described in Item 2.01 below, on September 3, 2020, Roper borrowed $1.375 billion under the revolving credit facility provided by the Credit Agreement.

The description above is a summary and is qualified in its entirety by the Credit Agreement which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with its entry into the Credit Agreement, on September 2, 2020, Roper terminated its five year, $2.5 billion credit facility, dated as of September 23, 2016 (as amended, the “Prior Credit Agreement”) among Roper, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as syndication agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd., PNC Bank, National Association, SunTrust Bank and TD Bank, N.A., as co-documentation agents. As of the date of termination, $0 of principal was outstanding under the Prior Credit Agreement, and a USD equivalent amount of approximately $32.86 million of letters of credit was outstanding.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 3, 2020, Roper completed its previously announced acquisition of Vertafore, Inc. (“Vertafore”) pursuant to the Agreement and Plan of Merger (the “Purchase Agreement”) by and among the Company, Project V Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company and Project Viking Holdings, Inc., a Delaware corporation and the parent company of Vertafore.

The Purchase Agreement is more fully described in Item 1.01 of the Company’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 13, 2020, which Item 1.01 is incorporated herein by reference.

The Company funded the aggregate cash purchase price of approximately $5.35 billion with (i) the proceeds from the previously announced sale of its $300,000,000 aggregate principal amount of 0.450% senior notes due 2022, $700,000,000 aggregate principal amount of 1.000% senior notes due 2025, $700,000,000 aggregate principal amount of 1.400% senior notes due 2027 and $1,000,000,000 aggregate principal amount of 1.750% senior notes due 2031, (ii) borrowings of $1.375 billion under the Credit Agreement and (iii) cash on hand.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Please see Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 7.01	Other Events.

On September 3, 2020, the Company issued a press release announcing the completion of its acquisition of Vertafore, which is furnished as Exhibit 99.1 to this current report on Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement dated as of September 2, 2020, among Roper, the foreign subsidiary borrowers from time to time party thereto, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as syndication agents, and MUFG Bank, Ltd., Mizuho Bank, Ltd., PNC Bank, National Association, Truist Bank and TD Bank, N.A., as co-documentation agents

99.1	Press Release of the Company dated September 3, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Technologies, Inc.
(Registrant)

BY:	/S/ John K. Stipancich	Date: September 3, 2020
John K. Stipancich,
Executive Vice President, General Counsel and Corporate Secretary